Exhibit 5.3

May 21, 2015

Morrison & Foerster LLP

425 Market St.

San Francisco, CA 94105

Re:	Boyd Gaming Corporation / $750,000,000 Senior Notes Due 2023

Ladies and Gentlemen:

We have acted as special counsel in the State of Mississippi (the “State”) to Boyd Gaming Corporation, a Nevada corporation (the “Company”), and its wholly-owned subsidiaries, Boyd Tunica, Inc., a Mississippi corporation doing business as Sam’s Town Hotel and Gambling Hall (“Sam’s Town”) and Boyd Biloxi, LLC, a Mississippi limited liability company doing business as IP Casino Resort Spa (“IP Casino,” and collectively with Sam’s Town, the “Mississippi Subsidiaries,” and each individually a “Mississippi Subsidiary”) in connection with the transactions relating to an offering of $750,000,000 aggregate principal amount of 6.875% Senior Notes due 2023 (the “Senior Notes”) to be issued pursuant to a base indenture dated as of May 21, 2015 among the Company, the guarantors party to the Underwriting Agreement (as defined below) (collectively, the “Guarantors”) and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by a supplemental indenture (collectively, the “Indenture”). This opinion is being issued and delivered to you at the request of the Company. Capitalized terms used herein, unless otherwise defined, shall have the same meanings ascribed to such terms in that certain Underwriting Agreement dated as of May 7, 2015 (the “Underwriting Agreement”), by and among the Company, the Guarantors and the several Underwriters, and relating to the issuance of the Senior Notes.

In rendering these opinions we have examined copies of the following documents identified to us as the forms of such documents which have been executed or which are to be executed at the closing of the transactions described in such documents or used or to be used in connection with the issuance and sale of the Senior Notes:

(i)	the Underwriting Agreement;

(ii)	the Indenture;

(iii)	the Senior Notes;

(iv)	the Guarantee, the terms of which are set forth in the Indenture;

(v)	the Registration Statement;

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(vi)	the Prospectus;

(vii)	the Prospectus Supplement;

(viii)	the certificates dated as of the date hereof of the duly elected, qualified and authorized officer of each of the Mississippi Subsidiaries as to certain factual matters (collectively, the “Officer Certificates” and each individually an “Officer Certificate”);

(ix)	the articles of incorporation and bylaws of Sam’s Town, each as amended through the date hereof and as certified by an Officer Certificate;

(x)	the certificate of formation and the limited liability company operating agreement of IP Casino, each as amended through the date hereof and as certified by an Officer Certificate;

(xi)	the resolutions adopted by the board of directors, the members and/or the managers, as applicable, of each of the Mississippi Subsidiaries dated as of April 29, 2015 with respect to the transactions referred to herein and as certified by an Officer Certificate (the “Resolutions”);

(xii)	the certificate of existence for each of the Mississippi Subsidiaries, as issued by the Secretary of State of the State on May 5, 2015 (collectively, the “Good Standing Certificates” and each individually a “Good Standing Certificate”); and

(xiii)	the minutes of the November 20, 2013 meeting of the Mississippi Gaming Commission (the “Commission”), approving the issuance of a “shelf offering approval” to the Company and its subsidiaries, including Sam’s Town and IP Casino.

The documents referred to in the foregoing clauses (i) through (vii) above are hereinafter collectively referred to as the “Transaction Documents.” The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby are hereinafter collectively referred to as the “Transactions.” The documents referred to in the foregoing clauses (ix) through (x) above are hereinafter collectively referred to as the “Organizational Documents”.

We have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate for purposes of this opinion, except where a statement is qualified as to knowledge or awareness, in which case we have made no or limited inquiry as specified below. We have been furnished with, and with your consent have relied upon, the Officer Certificates and assurances of the officers and other representatives of the Company and each Mississippi Subsidiary and of public officials as we have deemed necessary for the purpose of rendering the opinions set forth herein. As to questions of fact material to our opinions, we have also relied upon the statements of fact and the representations and warranties as to factual matters contained in the documents we have examined; however, except as otherwise expressly indicated, we have not been requested to conduct, nor have we undertaken, any independent investigation to verify

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the content or veracity thereof or to determine the accuracy of any statement, and no inference as to our knowledge of any matters should be drawn from the fact of our representation of the Company or the Mississippi Subsidiaries.

Without limiting the generality of the foregoing, in rendering this opinion, we have, with your permission, assumed without independent verification the following:

(i) the genuineness of all signatures and the legal capacity of all persons executing any document on behalf of any party, the power and authority of each party to execute, deliver and perform the documents or certificates to which such party is the signatory, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies and that there are no oral or written agreements or understandings that would in any manner vary the terms and provisions of the documents that we have examined or which would have an effect on the opinions expressed herein;

(ii) the correctness and accuracy through the date hereof of all records reviewed, of all facts (other than legal conclusions) set forth in the Officer Certificates and Good Standing Certificates, and of the representations and warranties set forth, and the statements of fact made, in the Transaction Documents, and we have not undertaken any independent review or investigation to determine the existence or absence of such factual matters;

(iii) that all authorizations, approvals, actions, orders, licenses, permits and consents of or from, and all notices to or filings or registrations with, any governmental authority in any jurisdiction other than the State and from, to or with any third party, that are required in connection with the performance of any party’s obligations under the Transaction Documents and the consummation of the Transactions, have been obtained, taken, received or made, and are in full force and effect;

(iv) that, other than the Mississippi Subsidiaries, each party to any Transaction Document:

(a) is duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, as the case may be,

(b) is duly qualified to do business in the State, if such qualification is necessary, and

(c) has the requisite corporate or other organizational power and authority to conduct the business contemplated by and to perform its obligations under the Transaction Documents;

(v) that the Transaction Documents and the performance of the parties thereunder have been duly authorized by each party thereto, other than the Mississippi Subsidiaries, and that the Transaction Documents have been executed and delivered by the parties thereto, other than the Mississippi Subsidiaries, for good consideration received by each such party;

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(vi) that each of the Transaction Documents constitutes the legal, valid and binding obligation of each party to such Transaction Documents, other than the Mississippi Subsidiaries;

(vii) that the authorization, execution, delivery and performance of the Transaction Documents by the parties thereto, other than the Mississippi Subsidiaries, do not and will not violate the corporate articles and bylaws or other organizational documents of the respective parties and do not or will not violate or conflict with any law, order, writ, injunction, or decree of any court, administrative agency or other governmental authority applicable to such parties, other than the Mississippi Subsidiaries;

(viii) that no material mistake of fact or misunderstanding, fraud, duress or undue influence has been involved in the negotiation of the Transaction Documents or the consummation of the Transactions contemplated thereby;

(viii) that each Mississippi Subsidiary will derive substantial benefit from the Transactions;

(ix) other than as set forth in Opinion paragraph 1. below, that the business conducted by each of the Mississippi Subsidiaries in the State (except for the execution and delivery by each Mississippi Subsidiary of the Transaction Documents to which it is a party, and its performance of the Transactions contemplated thereby) and the ownership, lease or other use of any property by the Mississippi Subsidiaries in connection with such business, does not violate any applicable requirement of State law; and

(x) that each of the Transaction Documents executed by the parties thereto prior to the date hereof remains in full force and effect and has not been cancelled, rescinded, or otherwise modified by any such parties except as described above.

Whenever our opinion with respect to the existence or absence of facts is qualified by the phrase “to our knowledge”, “known to us” or a similar phrase indicating or implying a limitation on our knowledge, such phrase means that those attorneys presently in our firm who have devoted substantive attention to the representation of the Company and the Mississippi Subsidiaries do not have actual current knowledge that the facts as stated herein are untrue. While we periodically represent the Company and the Mississippi Subsidiaries with respect to specific matters as to which we have been retained, other law firms routinely represent the Company and the Mississippi Subsidiaries and may have knowledge or information of which we are unaware with respect to matters for which the other firms have been retained by the Company or one or more of the Mississippi Subsidiaries. Furthermore, in reaching certain of the legal conclusions set forth herein, our knowledge of certain relevant factual matters is based on the representations and warranties contained in the Transaction Documents, Organizational Documents and Officer Certificates.

We also note that certain Transaction Documents designate the laws of the State of New York as the governing law.

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Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that:

1. Each Mississippi Subsidiary has been duly organized and, based solely upon the Good Standing Certificates, is validly existing and in good standing under the laws of the State, with the requisite corporate or limited liability company power and authority to enter into the Transaction Documents.

2. Each of the Transaction Documents to which a Mississippi Subsidiary is a party has been duly and validly authorized, executed and delivered by such Mississippi Subsidiary, and the Guarantee of each Mississippi Subsidiary will constitute a binding obligation of such Mississippi Subsidiary.

The foregoing opinions are subject to the following conditions, exceptions and qualifications:

A. We express no opinion as to compliance with any environmental laws; ERISA or other pension and employee benefit laws and regulations; federal patent, trademark and copyright laws and regulations; federal and state securities laws and regulations, including but not limited to any “blue sky” laws; federal reserve board margin regulations; or federal and state anti-trust and unfair competition laws and regulations.

B. We express no opinion as to the validity, binding effect, enforceability or performance of any provision in any of the Transaction Documents to the extent that such provision (i) purports to select the jurisdiction or venue for litigation in any state or court, purports to alter or waive requirements for valid service of process or purports to waive the right to a jury trial; (ii) purports to waive any requirement of reasonable or diligent performance or other care on the part of any party with respect to the recognition or preservation of the rights of such party to or interest in any property subject to any security interest or lien granted thereby; (iii) provides that delays by any party will not operate as a waiver; (iv) attempts to define commercial reasonableness or otherwise modify or waive any requirements of commercial reasonableness or notice; or (v) provide for indemnity of any party.

C. We express no opinion on the irrevocability of licenses or of powers of attorney, regardless whether “coupled with an interest”.

D. The enforceability of any party’s obligations under any of the Transaction Documents is subject to the following:

(i) The effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including such limitations as may deny giving effect to waivers of a debtor’s or guarantor’s rights) and the effect of any statutory or other law regarding fraudulent conveyances, preferential transfers or similar avoidance remedies;

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(ii) General principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and we express no opinion as to whether any provision is specifically enforceable in equity;

(iii) The obligation of the parties to act reasonably, in good faith and with fairness in exercising rights under the Transaction Documents;

(iv) Certain remedial provisions of the Transaction Documents may be unenforceable in whole or in part under the laws of the State, but the inclusion of such provisions does not affect the validity thereof, taken as a whole, and, in our opinion, the Transaction Documents contain adequate provisions for the practical realization of the rights and benefits intended to be provided thereby;

(v) Any choice of the laws of a jurisdiction other than the State to govern any document will not be effective to the extent that such choice of law relates to matters of title or procedural matters related to perfection and enforcement of rights and remedies in the State and will be enforceable only if the transactions contemplated by such document have a substantial relation to the jurisdiction whose laws are chosen (i.e., negotiations, acceptance of contracts, payment of any obligations, execution of any documents and the place of business of the lender occur in or are located in the other state) and the choice of such laws is made in good faith and not for the purpose of evading the laws of any state;

(vi) The appointment of a party such as a lender as attorney-in-fact or as proxy for an adverse party such as a borrower may not be enforceable under principles of equity or as a result of a conflict between the obligations of an attorney-in-fact or proxy holder and the adverse interests of the parties;

(vii) The appointment of a receiver for the property of any debtor will not be authorized, except as an ancillary part of a separate action on the debt, whether the debt is secured or unsecured;

(viii) To the extent that any of the Transaction Documents purport to waive or to affect the rights of third parties who are not signatories to the Transaction Documents, such provisions of the Transaction Documents are not enforceable against such third parties; and

(ix) The waiver of any applicable statute of limitations is not enforceable; and

(x) We express no opinion as to the right of any party to enforce any of its rights without notice to the appropriate other parties and without judicial hearing or without bond, nor do we express any opinion as to whether the periods of notice set forth in the Transaction Documents are enforceable.

E. We advise you of the following:

(1) Commission Regulation Title 13, Part 2 Licensing, Chapter 9 Transfers of Ownership; Loans; Leases, Rule 9.11 Loans to Licensees and Other Reportable

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Transactions, Subsection (g) requires the filing of a loan to licensees report with the Commission within thirty (30) days of certain loan transactions involving a State gaming licensee. Pursuant to such regulation, the Commission may require rescission of any such loan transaction that is inimical to the public health, safety, morals, good order or general welfare of the people of the State or would reflect, or tend to reflect, discredit upon the State or the gaming industry, and the Commission may require lenders to a gaming licensee to be found suitable. The Commission takes the position that the issuance and sale of securities such as the Senior Notes are subject to the reporting requirements of Commission Regulation Title 13, Part 2 Licensing, Chapter 9 Transfers of Ownership; Loans; Leases, Rule 9.11 Loans to Licensees and Other Reportable Transactions, Subsection (g).

(2) While the Company and the Mississippi Subsidiaries (i) have received a waiver granted by the Commission from the prior approval requirements under the Mississippi Gaming Control Act and the rules and regulations promulgated thereunder with respect to private placements and public offerings of its securities, and (ii) the Commission has approved of restrictions on the transfer of, and agreements not to encumber, the stock or other equity interests of the Mississippi Subsidiaries and related guarantees by the Mississippi Subsidiaries with respect to such offerings, the Commission retains the ability to issue a “stop order” with respect to any such offerings. Such an order may be issued for any cause deemed reasonable by the Executive Director of the Commission.

F. We note that:

(1) The Trustee, the Underwriters or any holder of a Senior Note (collectively the “Participants” and each a “Participant”) are subject to being called forward by the Commission, in its discretion, to apply for licensing or a finding of suitability in order to remain entitled to the benefits of the Transaction Documents, as applicable. In this regard, we express no opinion as to whether the Commission would call any Participant forward for such a finding and, if it were so to do, if the Commission would find such Participant suitable.

(2) We have assumed that none of the Participants will exercise significant influence (as set forth in Section 75-76-61 of the Mississippi Gaming Control Act and other provisions of the Gaming Laws of the State, as defined in the Indenture) over the gaming activities or operations of the Company or either Mississippi Subsidiary without first securing the requisite approvals required under the Gaming Laws of the State.

(3) The Commission has substantial discretion with respect to the interpretation of the Gaming Laws of the State.

(4) The exercise of certain rights and remedies by any Participant may require the prior approval of the Commission.

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The opinions expressed herein are based upon the applicable laws, regulations and ordinances in effect as of the date of this opinion. Our opinions as to compliance with certain statutes, rules and regulations and as to the lack of any required authorization, approval, consent or order of any court or governmental agency, body or administrative agency of the State are based upon a review of those statutes, rules and regulations which, in our experience, are normally applicable to transactions of the type contemplated by the Transaction Documents. In delivering this letter to you, we are not undertaking to apprise you of any transactions, events or occurrences taking place after the date of this letter of which we may acquire any knowledge or of any change in any applicable laws taking place after the date of this letter which may affect our opinions set forth herein.

We are members of the Bar of the State and this opinion relates only to the laws of the State. We do not opine on the laws of any other jurisdiction or federal laws of the United States, including federal securities law, or any blue sky laws or state securities law, including securities laws of the State. References herein to courts, governmental authorities, bodies or administrative agencies, and governmental authorizations, laws and regulations shall be limited to those of the State, excluding, however, its political subdivisions and their respective agencies, bodies and authorities (as to which we express no opinion).

This opinion is solely for the benefit of Morrison & Foerster LLP, and may not be quoted to or relied on by, nor may copies be circulated, furnished or delivered to, any other person or used for any other purpose or any other transaction, without our prior written consent; provided, however, that Morrison & Foerster LLP may rely on this letter and the opinions set forth herein in connection with its Opinion Letter to the Company relating to the validity of the Notes, as filed with the Commission as Exhibit 5.1 to the Registration Statement and may file a copy of this letter as an exhibit to a Form 8-K in connection therewith.

Very truly yours,

/s/ Jones Walker LLP

JONES WALKER LLP